Exhibit 15.3

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

April 24, 2013

Petróleo Brasileiro S.A.
Av. República do Chile 330

9th Floor – Centro

CEP 20031-170
Rio de Janeiro – RJ-Brazil

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton as set forth under the headings “Presentation of Information Concerning Reserves,” “Item 4 – Information on the Company – Additional Reserves and Production Information – Internal Controls over Proved Reserves,” and “Item 19 – Exhibits” in the Annual Report on Form 20‑F of Petróleo Brasileiro S.A. – Petrobras (Petrobras) for the year ended December 31, 2012 (the Annual Report). We further consent to the inclusion of our four third-party letter reports dated March 25, 2013 (our Reports), as Exhibit 99.1 in the Annual Report. The first third-party letter report dated March 25, 2013, contains our opinions regarding a comparison of estimates prepared by us with those furnished to us by Petrobras of the net proved crude oil, condensate, natural gas, and oil equivalent reserves as of December 31, 2012, of certain properties owned by Petrobras in Brazil and offshore from Brazil. The second third-party letter report dated March 25, 2013, contains our opinions regarding a comparison of estimates prepared by us with those furnished to us by Petrobras of the net proved crude oil, condensate, natural gas, and oil equivalent reserves as of December 31, 2012, of certain properties owned by Petrobras in the United States Gulf of Mexico. The third third-party letter report dated March 25, 2013, contains our opinions regarding a comparison of estimates prepared by us with those furnished to us by Petrobras of the net proved crude oil, natural gas, and oil equivalent reserves as of December 31, 2012, of certain properties owned by Petrobras in Peru. The fourth third-party letter report dated March 25, 2013, contains our independent estimates of the net proved crude oil, natural gas liquids, natural gas, and oil equivalent reserves as of December 31, 2012, of certain selected properties owned by Petrobras in Argentina.

DeGolyer and MacNaughton

We further consent to the references to our firm as set forth in the Registration Statement on Form F-3, Registration Nos. 333-183618, 333-183618-01 and 333-183618-02, of Petróleo Brasileiro S.A. – Petrobras, Petrobras Global Finance B.V. and Petrobras  International Finance Company, under the heading “Experts,” and to the incorporation by reference to the other references to our firm contained in the Annual Report of Petrobras on Form 20-F for the year ended December 31, 2012, under the headings “Presentation of Information Concerning Reserves,” “Item 4 – Information on the Company – Additional Reserves and Production Information – Internal Controls over Proved Reserves,” and “Item 19 – Exhibits,” and to the inclusion of our Reports as Exhibit 99.1 in the Annual Report.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716